Exhibit  99.2

FOR IMMEDIATE RELEASE	CONTACT: CRAIG HALL
craig.hall@sunoviaenergy.com
(941) 751-6800 x312

Frank Santiago Accepts Board Position at Sunovia
Recently Retired from OSRAM SYLVANIA Inc. as Global Head of Sales

SARASOTA, FL.-- LED lighting company, Sunovia Energy Technologies (OTC Bulletin Board: SUNV), announced today that Frank Santiago has joined the company’s board of directors.  Santiago recently retired from OSRAM SYLVANIA as the Executive Vice President / Global Head of Sales where he was responsible for the majority of OSRAM’s sales and sales resources across all global regions.

During his career at OSRAM SYLVANIA Inc., Santiago also served as Executive Vice President and General Manager of OSRAM SYLVANIA’s General Lighting division where he directed sales, operations, finance, product development quality, and human resource functions across the NAFTA region, including several manufacturing locations and distributions centers. Prior to that, Santiago was the global head for OSRAM’s Precision Materials business. His extensive experience and record of success will be beneficial to Sunovia’s future growth and financial success.

Sunovia’s Chief Executive Officer, Mel Interiano, stated, “Frank Santiago’s reputation within the lighting industry is an immediate asset to Sunovia, and his experience and guidance are extremely important as we deploy domestic and international manufacturing to support our rapidly growing sales channels.  The addition of Frank to the board of directors is another important step in my plan to position Sunovia as a world-class LED lighting operation.  I look forward to working with Frank again, and am honored to have him as a Sunovia board member.”

Frank Santiago stated, “I am pleased to accept a position on the board of directors of Sunovia, and look forward to assisting the company in gaining needed traction within the lighting industry.  I am impressed with the Aimed Optics™ products that Sunovia has pioneered over the past 5 years, and feel that there are vast opportunities for this technology in all sectors of the market.  I believe that my knowledge and experience will be an asset to the Sunovia team as they transition from technology development to global manufacturing and sales.”

About Sunovia Energy Technologies, Inc.

Sunovia Energy Technologies is a LED lighting company that designs, engineers, manufactures and markets LED lighting components and fixtures to the global lighting industry.  Sunovia was recently awarded the United States Department of Energy’s highest award for lighting within the LED category, and has installed thousands of its fixtures at military bases, universities, municipalities, and large commercial entities.  Sunovia’s LED lighting products are sold under the brand, EvoLucia™ Lighting (www.evolucialighting.com).

All EvoLucia™ products offer highly energy efficient, durable, commercial-grade LED lighting for outdoor applications, including parking garages, streets/highways, parking lots, landscaping and more. The company’s award winning cobra head and shoe box fixtures employ EvoLucia's proprietary Aimed Optics™ technology, which increased light levels and visibility by strategically directing light to the target area.  EvoLucia™ fixtures require 50%-80% less energy than traditional lighting, and last for approximately 12 years without maintenance.

More information about Sunovia Energy and its EvoLucia LED lighting subsidiary is available in the company's Securities and Exchange filings, which can be found at www.sec.gov or at www.sunoviaenergy.com.

Forward-Looking Statements

Some of the statements made by Sunovia in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Sunovia believes that its primary risk factors include, but are not limited to: development and maintenance of strategic acquisitions; domestic and international acceptance of our product lines; defending our intellectual property and proprietary rights; development of new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technologies and systems to support new products and services; and attracting and retaining qualified management and other personnel. Additional information concerning these and other important factors can be found within Sunovia's filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.

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